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                                                                    Exhibit 99.1

[Letterheaaad of Urologix, Inc.]


FOR IMMEDIATE RELEASE
---------------------

Contacts:       Christopher Geyen                 Janis Golubock
                Chief Financial Officer           GCI Group
                Urologix, Inc.                    (212) 537-8088
                (612)-475-1400


  Urologix Acquires Prostatron Product Line, Related Patents and Technologies
                              from EDAP Technomed

    - Transaction significantly expands Urologix' market presence and reach -

  MINNEAPOLIS, October 2, 2000 - Urologix, Inc. (Nasdaq: ULGX) announced today that it has acquired EDAP Technomed's (Nasdaq: EDAPY) Transurethral Microwave Thermotherapy (TUMT(R)) product line, related patents and technologies. Urologix paid total consideration of $7,988,000 in cash, issued 1,365,000 shares of Urologix common stock and 327,466 warrants to purchase common stock and agreed to assume certain obligations in connection with the acquisition. After issuance of the shares to EDAP, Urologix has approximately 13,000,000 shares outstanding.

     EDAP's main microwave thermotherapy offering is the Prostatron product line, comprised of devices for the non-surgical treatment of benign prostatic hyperplasia (BPH), also known as enlarged prostate. Prostatron is the pioneer of cooled microwave thermotherapy, a technological advancement that provides a superior treatment for men with BPH. The acquisition of Prostatron, combined with Urologix' TargisTM treatment, positions Urologix as a premiere provider of minimally invasive BPH solutions.

     "This acquisition is consistent with Urologix' strategy to expand the reach of microwave thermotherapy in the rapidly growing market for safe and effective BPH treatments," said Michael M. Selzer, Jr., President and Chief Executive Officer of Urologix. "The union of Targis and Prostatron allows us to provide a family of products that offers a variety of features, options and price points with world class service. We believe this will lead to greater market acceptance of microwave thermotherapy, which will ultimately translate into greater sales growth for the company."

     Selzer continued, "This acquisition creates significant synergies in sales, distribution, marketing and technology development, all of which will drive overall financial performance. By combining the
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product lines, we gain the ability to effectively execute a broader range of market awareness programs. With the recent expansion of our sales force, we are well positioned to capitalize on the movement of our treatment to the physician's office and the opportunity present in the global marketplace for effective BPH treatments."

     In conjunction with the transaction, Eric Simon, Chief Executive Officer of EDAP, has been elected to Urologix' Board of Directors. Mr. Simon commented, "I am looking forward to working with Urologix to expand the acceptance of microwave thermotherapy for the treatment of BPH. The combined marketing and sales efforts for Targis and Prostatron will allow the Company to reach more men with a unified message that TUMT is a safe and effective treatment for BPH that is better than medication and safer than surgery."

     Both the Targis and Prostatron product lines utilize a principal of targeted energy to destroy the diseased prostate, while simultaneously cooling and protecting sensitive tissue. Within weeks, patients notice improvements in symptoms and regain their quality of life. Both treatments can be performed in a physician's office or an outpatient setting and provide durable results in a relatively short period of time.

About Urologix(R)

     Urologix, Inc., based in Minneapolis, develops, manufactures, and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers, non-surgical, anesthesia-free, catheter-based therapies that use a proprietary microwave technology for the treatment of benign prostatic hyperplasia (BPH), a disease that affects more than 23 million men worldwide.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in such forward-looking statements due to risks and uncertainties, including the rate of adoption of the microwave treatment by the medical community, the impact of competitive treatments, products and pricing, the development and effectiveness of the Company's sales organization and marketing efforts, the Company's ability to integrate the Prostatron product line into the Company's operations, developments in the reimbursement environment for the Company's products including the determination of reimbursement rates for transurethral microwave thermotherapy and other risks, including those set forth in the Company's reports filed with the Securities and Exchange Commission.